NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES FISCAL 2018 FOURTH QUARTER

AND FISCAL 2018 FULL YEAR RESULTS

NEW YORK, NEW YORK (February 12, 2019) Griffin Industrial Realty, Inc. (Nasdaq: GRIF) (“Griffin”) reported total revenue of $8,403,000 and $33,800,000 for the three months ended November 30, 2018 (the “2018 fourth quarter”) and the fiscal year ended November 30, 2018 (“fiscal 2018”), respectively, as compared to $8,864,000 and $43,884,000 for the three months ended November 30, 2017 (the “2017 fourth quarter”) and the fiscal year ended November 30, 2017 (“fiscal 2017”), respectively. The lower total revenue in the 2018 fourth quarter and fiscal 2018, versus the comparable 2017 periods, reflected decreases in revenue from property sales partially offset by increases in rental revenue.

Rental revenue increased to $8,403,000 and $32,777,000 for the 2018 fourth quarter and fiscal 2018, respectively, from $7,869,000 and $29,939,000 for the 2017 fourth quarter and fiscal 2017, respectively. The $534,000 increase in rental revenue in the 2018 fourth quarter, as compared to the 2017 fourth quarter, principally reflected rental revenue from 220 Tradeport Drive (“220 Tradeport”), an approximately 234,000 square foot build-to-suit industrial/warehouse building in New England Tradeport (“NE Tradeport”), Griffin’s industrial park located in Windsor and East Granby, Connecticut, which was completed and fully leased pursuant to a twelve and a half year full building lease early in the 2018 fourth quarter. The $2,838,000 increase in rental revenue in fiscal 2018, as compared to fiscal 2017, principally reflected increased rental revenue from 215 International Drive (“215 International”), an approximately 277,000 square foot industrial/warehouse building in Concord, North Carolina (in the greater Charlotte area) that was acquired and became fully leased in the fiscal 2017 third quarter, rental revenue from 330 Stone Road (“330 Stone”), an approximately 137,000 square foot industrial/warehouse building in NE Tradeport that was completed and placed in service near the end of fiscal 2017, rental revenue from 220 Tradeport and rental revenue from other new leases of previously vacant space, partially offset by a decrease in rental revenue from leases that expired.

There were no property sales in the 2018 fourth quarter, as compared to revenue from property sales of $995,000 in the 2017 fourth quarter. Revenue from property sales was $1,023,000 in fiscal 2018 as compared to $13,945,000 in fiscal 2017. Fiscal 2017 revenue from property sales primarily reflected $10,250,000 from the sale of approximately 67 acres of undeveloped land (the “2017 Phoenix Crossing Land Sale”) in Phoenix Crossing, an approximately 268 acre business park master planned by Griffin that straddles the town line between Windsor and Bloomfield,

Connecticut. Property sales occur periodically and year to year changes in revenue and gains from property sales may not be indicative of any trends in Griffin’s real estate business.

Griffin reported a net loss of ($139,000) and a basic and diluted net loss per share of ($0.03) for the 2018 fourth quarter, as compared to a net loss of ($490,000) and a basic and diluted net loss per share of ($0.10) for the 2017 fourth quarter. The lower net loss in the 2018 fourth quarter, as compared to the 2017 fourth quarter, principally reflected higher profit from leasing activities1 (which Griffin defines as rental revenue less operating expenses of rental properties) and lower general and administrative expenses, partially offset by higher depreciation and amortization expense and higher interest expense in the 2018 fourth quarter.

Griffin reported a net loss of ($1,653,000) and a basic and diluted net loss per share of ($0.33) for fiscal 2018, as compared to net income of $4,627,000 and basic and diluted net income per share of $0.92 in fiscal 2017. The net loss in fiscal 2018, as compared to net income in fiscal 2017, principally reflected: (a) a pretax gain of $879,000 from property sales in fiscal 2018 as compared to a pretax gain of $10,165,000 from property sales in fiscal 2017 (including a pretax gain of $7,975,000 on the 2017 Phoenix Crossing Land Sale); (b) an increase in depreciation and amortization expense; and (c) an increase in interest expense. Those items were partially offset by an increase in profit from leasing activities, lower general and administrative expenses and a lower income tax provision in fiscal 2018, as compared to fiscal 2017.

Profit from leasing activities increased to $6,149,000 and $23,245,000 in the 2018 fourth quarter and fiscal 2018, respectively, from $5,825,000 and $21,073,000 in the 2017 fourth quarter and fiscal 2017, respectively. The increases in profit from leasing activities in the 2018 fourth quarter and fiscal 2018, over the comparable periods in 2017, reflected the aforementioned increases in rental revenue partially offset by increases in operating expenses of rental properties in the 2018 fourth quarter and fiscal 2018 of $210,000 and $666,000, respectively, over the comparable 2017 periods.

The increase in depreciation and amortization expense to $2,954,000 in the 2018 fourth quarter, from $2,691,000 in the 2017 fourth quarter, principally reflected depreciation and amortization expense related to 220 Tradeport. The increase in depreciation and amortization expense to $11,404,000 in fiscal 2018, from $10,064,000 in fiscal 2017, principally reflected depreciation and amortization expense related to 215 International, 330 Stone, 220 Tradeport and tenant improvements and lease commissions related to new leases entered into in the latter part of fiscal 2017 and fiscal 2018. The decreases in general and administrative expenses in the 2018 fourth quarter and fiscal 2018, versus the comparable 2017 periods, principally reflected lower expenses related to Griffin’s non-qualified deferred compensation plan, lower incentive compensation expense and the inclusion in the 2017 fourth quarter of the write-off of expenditures related to a land purchase that was not completed. The increases in interest expense in the 2018 fourth quarter and fiscal 2018, versus the comparable 2017 periods, principally reflected the higher amount of debt outstanding in fiscal 2018 as compared to fiscal 2017.

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1 Profit from leasing activities is not a financial measure in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”). It is presented because Griffin believes it is a useful financial indicator for measuring results of its real estate leasing activities. However, it should not be considered as an alternative to operating income as a measure of operating results in accordance with U.S. GAAP.

As of November 30, 2018, Griffin’s thirty-seven building portfolio of rental properties aggregated approximately 4,078,000 square feet and was 93% leased, as compared to 35 buildings aggregating approximately 3,710,000 square feet that was 95% leased as of November 30, 2017. The increase in Griffin’s portfolio as of November 30, 2018, as compared to November 30, 2017, reflected the 2018 fourth quarter additions to the portfolio of 220 Tradeport and 6975 Ambassador Drive (“6975 Ambassador”), an approximately 134,000 square foot industrial/warehouse building in the Lehigh Valley of Pennsylvania that was built on speculation. 6975 Ambassador is not yet leased. As of November 30, 2018, Griffin’s portfolio included twenty-five industrial/warehouse buildings aggregating approximately 3,645,000 square feet (89% of Griffin’s total square footage) that was 95% leased (99% leased excluding 6975 Ambassador). As of November 30, 2018, Griffin’s office/flex buildings aggregated approximately 433,000 square feet and were 72% leased.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2018. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Griffin Industrial Realty, Inc.

Consolidated Statements of Operations

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended		Fiscal Year Ended
	Nov. 30, 2018	Nov. 30, 2017	Nov. 30, 2018	Nov. 30, 2017
Rental revenue (1)	$8,403	$7,869	$32,777	$29,939
Revenue from property sales (2)	—	995	1,023	13,945
Total revenue	8,403	8,864	33,800	43,884

Operating expenses of rental properties (1)	2,254	2,044	9,532	8,866
Depreciation and amortization expense	2,954	2,691	11,404	10,064
General and administrative expenses	1,934	2,421	7,749	8,552
Costs related to property sales	—	865	144	3,780
Total expenses	7,142	8,021	28,829	31,262

Operating income	1,261	843	4,971	12,622

Interest expense (3)	(1,704)	(1,490)	(6,270)	(5,690)
Investment income	76	24	151	93
Gain on sale of common stock of Centaur Media plc	—	—	—	275
(Loss) income before income tax benefit (provision)	(367)	(623)	(1,148)	7,300
Income tax benefit (provision)	228	133	(505)	(2,673)
Net (loss) income	$(139)	$(490)	$(1,653)	$4,627

Basic net (loss) income per common share	$(0.03)	$(0.10)	$(0.33)	$0.92

Diluted net (loss) income per common share	$(0.03)	$(0.10)	$(0.33)	$0.92

Weighted average common shares outstanding for computation of basic per share results	5,053	5,001	5,023	5,010

Weighted average common shares outstanding for computation of diluted per share results	5,053	5,001	5,023	5,038

(1) Profit from leasing activities:

	Three Months Ended		Fiscal Year Ended
	Nov. 30, 2018	Nov. 30, 2017	Nov. 30, 2018	Nov. 30, 2017
Rental revenue	$8,403	$7,869	$32,777	$29,939
Operating expenses of rental properties	2,254	2,044	9,532	8,866
Profit from leasing activities	$6,149	$5,825	$23,245	$21,073

(2) Revenue from property sales in the fiscal year ended November  30, 2018 included $850 from the sale of approximately 49 acres of undeveloped land in Southwick, Massachusetts.

      Revenue from property sales in the fiscal year ended November  30, 2017 included $10,250 from the 2017 Phoenix Crossing Land Sale and $2,100 from the sale of 76 acres of undeveloped land in Southwick, Massachusetts.

(3) Interest expense is primarily for mortgages on Griffin’s rental properties.